CHARTERED CAPITAL ADVISERS, INC.
145 FOURTH AVENUE
NEW YORK, NY 10003
212-505-9743.  212-533-9680 (FAX)

October 27, 1997


Board of Directors
Creative Technologies Corp.
170 53RD Street
Brooklyn, NY 11232

Dear Members of the Board of Directors:

We understand that Creative Technologies Corp. ("CTC") has negotiated a merger (the "Merger") with Ace Surgical Supply Co., Inc. ("Ace"). Under the terms of the proposed merger, Ace would merge with a wholly owned subsidiary of CTC and would subsequently become a wholly owned subsidiary of CTC. The shareholders of ACE would receive as consideration (the "Consideration") 1,000,000 shares of CTC common stock and 3,500 shares of CTC preferred stock (the "Preferred Stock"). Both classes of securities will be unregistered and will bear a restrictive stock legend. Features of the Preferred Stock would include: (1)stated value of $1,000 per share; (2) cumulative dividends at an annual rate of 12%; and (3) mandatory redemption on the later of October 1,
2007 or the twenty - year anniversary date of its issuance.   ACE is owned by
the chief executive of CTC and another CTC shareholder, each of whom is the beneficial owner of more than 5% of the common stock of CTC.

You have requested our opinion with respect to the fairness of the Consideration to be provided by CTC in the Merger, from a financial point of view, to CTC and its shareholders. Chartered Capital Advisers, Inc. is customarily engaged in the valuation of business and their securities in connection with mergers and acquisitions, private placements, shareholder transactions, estate and gift taxes, litigation, and for other purposes.

In connection with rendering our opinion we have, among other things:

(1) Reviewed the draft of the Plan and Agreement of Merger by and among CTC, CTC Acquisition Corp., ACE, Barry Septimus, and David Guttmann;

(2) Analyzed financial information with respect to CTC, including but not limited to unaudited financial statements as of and for the six months ended June 30, 1997, and audited financial statements as of and for the five years ended December 31, 1996;

(3) Analyzed financial statements with respect to ACE, including but not limited to audited financial statements as of and for the four years ended December 31, 1996, reviewed financial statements as of and for the year ended December 31, 1992, and unaudited financial statements as of and for the eight months ended August 31, 1997;

(4) Analyzed various documents filed by CTC with the Securities and Exchange Commission, including the Forms 10-KSB for the four years ending December 31, 1996, and the Form 10-QSB for the two quarters ended June 30, 1997;

(5) Visited the facilities of CTC and ACE, and held discussions with certain members of the management of CTC and ACE and their advisers concerning the past, current, and planned operations, financial condition, and business prospects of CTC and ACE;

(6) Reviewed product brochures, catalogs, and various management reports of CTC and ACE detailing financial performance and financial condition during 1997;

(7)  Analyzed historical stock prices of CTC;

(8) Discussed with the legal advisors of CTC the results of their due diligence;

(9) Considered financial data of CTC and ACE, and have compared that data with similar data for publicly held companies with investment characteristics applicable to CTC and ACE;

(10) Considered financial data of CTC and ACE, and have compared that data with similar data for certain business combinations and other transcations that have recently been effectuated; and

(11) Considered such other information, financial studies, and analyses as we deemed relevant, and performed such analyses, studies, and investigations as we deemed appropriate.

Chartered Capital Advisers, Inc. has assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us. We have not performed an appraisal of the assets, liabilities, or intellectual property of CTC or ACE. We have assumed that the Merger will be completed on a tax-free basis. We have assumed that the representations of management have been made in good faith, and that they reflect the best currently available management judgments as to the matters covered. Our opinion is necessarily based upon economic, market, and other conditions as in effect on, and the information made available to us as of, the date of this letter. Our opinion is limited to the fairness of the Merger as of the date hereof, from a financial point of view. We make no representations with respect to the business decision to undertake the Merger, or any other terms of the Merger. This opinion does not represent our opinion as to the value of CTC or ACE as of the dated of this letter.

We understand that in considering the Merger, the Board of Directors of CTC may have considered a wide range of financial and nonfinancial factors, many of which may be beyond the scope of this letter. This letter is not intended to subsitute for the Board's exercise of its own business judgment in reviewing the Merger.

Based upon and subject to the foregoing considerations, it is our opinion as financial advisors that the Consideration to be provided by CTC in the Merger is fair from a financial point of view to CTC.

The foregoing opinion is to be used solely for the information and assistance of CTC. Accordingly, it is understood and agreed that no person other than CTC and its officers and directors shall be allowed to use or rely upon this opinion.

Very truly yours,
Chartered Capital Advisers, Inc.

Ronald G. Quintero, CPA, CFA, CTP, CIRA
Managing Director